Filed pursuant to Rule 433
CUSIP: 48245ABG5	Registration No. 333-141868
ISIN: US48245ABG58	(Relating to Prospectus Supplement dated April 9, 2007
and Prospectus dated April 9, 2007)
KFW US MTN
FINAL TERM SHEET
Dated October 19, 2007

Issuer: KfW	Title of Securities: U.S. $250,000,000 4.75%
Callable Notes Due October 29, 2009

Aggregate Principal Amount: U.S. $250,000,000	Interest Rate: 4.75% per annum

Original Issue Date: October 29, 2007	Maturity Date: October 29, 2009

Interest Commencement Date: October 29, 2007	Final Redemption Price: 100%

Payments:
First Interest Payment Date: April 29, 2008
Interest Payment Date(s): semi-annually in arrears on April 29 and October 29 in each calendar year from and including April 29, 2008 up to and including the Maturity Date
Redemption:     ☑ Yes          ☐ No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions): N/A
Redemption Date (as provided in para. 2 of §7 of the Conditions): April 29, 2008
Minimum Redemption Notice Period: 10 Business Days
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed): 100%
Repayment:     ☐ Yes          ☑ No
Repayment Date(s): N/A
Minimum Repayment Notice Period: N/A
Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid): N/A
Specified Currency: U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium:
Payments of interest:
Authorized Denomination: U.S. $1,000
Exchange Rate Agent: N/A
Original Issue Discount Note (“OID”): ☐ Yes ☑ No
Total Amount of OID: N/A
Yield to Maturity: N/A
Initial Accrual Period OID: N/A
Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)
Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Business Day” of §5 of the Conditions)
Other Terms of Notes:
N/A

Price to Public: Variable price re-offer, plus accrued interest, if any, from October 29, 2007.
In no event will the re-offer price cause the Notes to have greater than de minimis Original Issue Discount (OID)
Dealers: Merrill Lynch, Pierce, Fenner & Smith Incorporated
       Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus, which you may request by calling toll-free 1 866 500-5408.
Prospectus Supplement and Prospectus
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